EXHIBIT 5

                       [Letterhead of The Otto Law Group]



                               September 13, 2004

Dtomi, Inc.
950 South Pine Island Road, Suite A150
Plantation, Florida 33324

      Re: Registration of Common Stock of Dtomi, Inc., a Nevada corporation ("Dtomi")

Ladies and Gentlemen:

      In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 2,700,000 shares of common stock (the "Shares") to be issued pursuant to an engagement agreement dated October 22, 2001, by and between Dtomi and The Otto Law Group, PLLC (the "OLG Agreement"), a Consulting Services Agreement dated July 23, 2004, by and between Dtomi and Cambridge Securities Group, Inc., a Washington corporation (the "Cambridge Agreement"), and an Employment Agreement dated February 15, 2004 by and between Dtomi and Andrew J. Bodenheimer (the "Bodenheimer Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the OLG Agreement, the Cambridge Agreement and the Bodenheimer Agreement and in accordance the Form S-8, the Shares will be validly issued, fully paid and nonassessable shares of Dtomi's common stock.

      We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

                                                     Very truly yours,

                                                     THE OTTO LAW GROUP, PLLC

                                                     /s/ The Otto Law Group


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